DELTA AIR LINES, INC.                                                 EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Millions except ratios)

- --------------------------------------------------------------------------------
                                                               Nine Months              Nine Months
                                                                  Ended                    Ended
                                                                March 31,                March 31,
                                                                  1995                     1994
                                                             ---------------         ---------------
Earnings (before cumulative effect of accounting changes):

             Income  (loss)                                 $            43         $          (159)

Add (deduct):
             Income tax (credit) provision                               45                    (111)
             Fixed charges                                              502                     520
             Interest capitalized                                       (23)                    (26)
             Interest offset on
               Guaranteed Serial
               ESOP Notes                                                (3)                    (10)
                                                             ---------------         ---------------
Earnings as adjusted                                        $           564         $           214
                                                             ===============         ===============

Fixed charges:

             Interest expense                               $           220         $           229
             1/3 of rentals                                             279                     281
             Additional interest on
               Guaranteed Serial
               ESOP Notes                                                 3                      10
                                                             ---------------         ---------------
Total fixed charges                                         $           502         $           520
                                                             ===============         ===============

Ratio of earnings to fixed charges                                     1.12                       -

______________________________________________________

Earnings for the nine months March 31, 1994 were inadequate to cover fixed charges. Additional earnings of $306 million would have been necessary to bring the ratio to 1.0.